Exhibit 99.1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Plan Administrator of the Patina Oil & Gas

        Corporation Profit Sharing and Savings Plan and Trust:

We have audited the accompanying statements of net assets available for benefits of the PATINA OIL & GAS CORPORATION PROFIT SHARING AND SAVINGS PLAN AND TRUST (the “Plan”) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Denver, Colorado,

        June 26, 2002.

NOTE: This Report of Independent Public Accountants dated June 26, 2002 by Arthur Andersen LLP is a copy of the report previously issued by Arthur Andersen LLP and included with Arthur Andersen LLP’s consent in the Annual Report on Form 11-K for the year ended December 31, 2001 filed with the SEC on July 1, 2002. Such report has not been reissued by Arthur Andersen LLP for inclusion with this Annual Report on Form 11-K for the year ended December 31, 2002. After reasonable efforts, Patina Oil & Gas Corporation Profit Sharing and Savings Plan and Trust has been unable to obtain a reissued report of Arthur Andersen LLP for inclusion with this Form 11-K, and in reliance on Rule 2-02(e) of Regulation S-X promulgated by the SEC is including a copy of the previously issued report with this Form 11-K.